Exhibit 10.4
FORM OF
MANAGEMENT AGREEMENT
     THIS MANAGEMENT AGREEMENT is made as of [•], 2009 by and among Foursquare Capital Corp., a Maryland corporation (the “Company”), and Foursquare Capital Management, LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”).
     WHEREAS, the Company is a newly organized corporation that intends to elect to be taxed as a real estate investment trust for U.S. federal income tax purposes; and
     WHEREAS, the Company desires to retain the Manager to provide investment advisory services to the Company and its Subsidiaries on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services.
     NOW THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:
     Section 1. Definitions. For purposes of this Agreement, the following terms shall have the indicated meanings:
     “Administrative Services Agreement” means the administrative services agreement between the Manager and AllianceBernstein, as may be amended from time to time.
     “Advisor” means AllianceBernstein.
     “Advisor Indemnified Party” has the meaning set forth in Section 12(c) of this Agreement.
     “Advisory Agreement” means the advisory agreement, dated as of the date hereof, between the Manager and the Advisor, as may be amended from time to time.
     “Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any executive officer or general partner of such Person, (iii) any member of the board of directors or board of managers (or body performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.
     “Agreement” means this Management Agreement, as may be amended, restated or supplemented or otherwise modified from time to time.
     “AllianceBernstein” means AllianceBernstein L.P., or an Affiliate thereof (excluding the Manager).
     “Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition relating to such Person under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of such Person or its debts with respect to such Person under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period, or (d) the entry against such Person of a final and non-appealable order for relief with respect to such Person as a debtor under any bankruptcy, insolvency or similar law now or hereinafter in effect.
     “Board of Directors” means the Board of Directors of the Company.
     “Cause” has, with respect to the relevant Sub-Advisor or the Consultant, the meaning set forth in the relevant Sub-Advisory Agreement or Consulting Agreement, as applicable.
     “Ceiling Amount” has the meaning set forth in Section 8(f) of this Agreement.
     “Change of Control” has the meaning set forth in Section 16(a) of this Agreement.
     “Co-Investing Party” has the meaning set forth in Section 8(g) of this Agreement.
     “Co-Investment” means, with respect to any asset class, an investment in an asset of such asset class by the Company together with the Advisor, any Sub-Advisor, the Consultant or any combination thereof.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Clayton” means Clayton Holdings LLC, including its successors and permitted assigns.
     “Committee Chairman” has the meaning set forth in Section 8(a) of this Agreement.
     “Company” has the meaning set forth in the preamble.
     “Company Account” has the meaning set forth in Section 5 of this Agreement;
     “Company Indemnified Party” has the meaning set forth in Section 12(f) of this Agreement.
     “Company PPIF Interests” has the meaning set forth in Section 9(a) of this Agreement.
     “Conduct Policies” has the meaning set forth in Section 2(l) of this Agreement.
     “Consultant” means Flexpoint, or, subject to the terms of this Agreement, any successor in interest thereto; provided that, no successor in interest to the Consultant shall be the Consultant unless approved by the Advisor acting with the consent of the Manager (acting in accordance with Section 3.3 of the Manager LLC Agreement). Consultant shall also include any replacement that, at the election of the Advisor, acting with the consent of the Manager (acting in accordance with Section 3.3 of the Manager LLC Agreement), becomes a Consultant to the Advisor pursuant to a consulting agreement with the Advisor and the Manager in form and substance substantially similar to the Consulting Agreement.
     “Consultant Indemnified Party” has the meaning set forth in Section 12(e) of this Agreement.
     “Consulting Agreement” means the Consulting Agreement, dated as of the date hereof, among Flexpoint, the Advisor and the Manager, as may be amended from time to time.
     “Core Earnings” is a non-GAAP measure and is defined as GAAP net income (loss) excluding (i) non-cash equity compensation expense and (ii) any unrealized gains, losses or other non-cash items recorded in the period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (iii) one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between the Manager and the Company’s Independent Directors and after approval by a majority of the Company’s Independent Directors.
     “Core Earnings Offset” means any portion of a Core Loss from a period prior to the Rolling Four Quarters Period that has not been taken into account in reducing the amount of Core Earnings (but not below zero) from a period subsequent to the period in which such Core Loss occurred in connection with the calculation of the Incentive Fee for any period.
     “Core Loss” means a loss with regard to any period as calculated in accordance with the definition of Core Earnings.
     “Designating Party” has the meaning set forth in Section 8(b) of this Agreement.
     “Disposal Amount” has the meaning set forth in Section 8(f) of this Agreement.
     “Effective Date” means the date hereof.
     “Effective Termination Date” has the meaning set forth in Section 14(a) of this Agreement.
     “Eligible Professional” means, with respect to the Advisor or any Sub-Advisor, a person that is a senior investment professional who is an officer or employee thereof.
     “Excess Funds” has the meaning set forth in Section 2(j) of this Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Expenses” has the meaning set forth in Section 10(a) of this Agreement.
     “Flexpoint” means Flexpoint Fund, L.P., including its successors.
     “GAAP” means generally accepted accounting principles, as applied in the United States.
     “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as may be amended from time to time.
     “Greenfield” means Greenfield Advisors, LLC, including its successors and its permitted assigns.
     “Greenfield Sub-Advisory Agreement” means the sub-advisory agreement, dated as of the date hereof, among the Manager, the Advisor and Greenfield, as may be amended from time to time.
     “Guidelines” has the meaning set forth in Section 2.1(b)(i) of this Agreement.
     “Incentive Fee” means the incentive management fee calculated and payable to the Manager by the Company quarterly in arrears in an amount equal to 20% of the amount by which Core Earnings, for the Rolling Four Quarters Period, plus the amount of the Incentive Fee, if any, payable during any of the fiscal quarters in such Rolling Four Quarters Period and less the amount of any Core Earnings Offset, exceeds the product of (i) the weighted average of the issue price per share of all offerings of shares made by the Company multiplied by the weighted average number of common shares of the Company outstanding in such quarter and (ii) 8%, commencing with the quarter in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect). For the initial four quarters following the consummation of the Initial Public Offering, Core Earnings will be calculated from the date of the Initial Public Offering on an annualized basis. If any incentive fee is payable by the Legacy Securities PPIF to its designated investment manager, the Manager shall waive any incentive fees payable to the Manager in respect of the Company PPIF Interests.
     “Indemnitee” has the meaning set forth in Section 12(f) of this Agreement.
     “Indemnitor” has the meaning set forth in Section 12(g) of this Agreement.
     “Independent Directors” means the members of the Board of Directors who are not officers or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the Company’s Governing Instruments and, if applicable, the rules of any national securities exchange on which the Company’s common stock is listed.
     “Initial Public Offering” means the sale by the Company of the Company’s common stock in the initial public offering of the Company registered with the Securities and Exchange Commission.
     “Initial Term” has the meaning set forth in Section 14(a) of this Agreement.
     “Institutional Indemnitors” has the meaning set forth in Section 12(h) of this Agreement.
     “Interests” has the meaning set forth in the Manager LLC Agreement.
     “Investment Committee” has the meaning set forth in Section 8(a) of this Agreement.
     “Investment Company Act” means the Investment Company Act of 1940, as amended.
     “Investment Parameters” has the meaning set forth in Section 8(f) of this Agreement.
     “Investments” means the investments of the Company and the Subsidiaries.
     “IC Report” means a report produced by the Investment Committee containing: [•].
     “Last Appraiser” has the meaning set forth in Section 9(d) of this Agreement.
     “Legacy Securities PPIF” means AllianceBernstein Legacy Securities (Delaware), L.P., a feeder fund of a public-private investment fund established under the PPIP’s Legacy Securities Program.
     “Management Fee” has the meaning set forth in Section 9(a) of this Agreement.
     “Manager” has the meaning set forth in the preamble.
     “Manager Indemnified Party” has the meaning set forth in Section 12(b) of this Agreement.
     “Manager LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of the Manager, as may be amended from time to time.
     “Manager Successorship Proposal” has the meaning set forth in Section 14(d) of this Agreement.

     “MBS” means mortgage backed securities.
     “Members” has the meaning set forth in the Manager LLC Agreement.
     “Monitoring Services” has the meaning set forth in Section 2(b) of this Agreement.
     “Non-Voting Member” has the meaning set forth in Section 8(d) of this Agreement.
     “Notice of Proposal to Negotiate” has the meaning set forth in Section 14(a) of this Agreement.
     “NYSE” means the New York Stock Exchange Euronext.
     “Percentage Interests” has the meaning set forth in the Manager LLC Agreement.
     “Person” means any individual, corporation, partnership, association, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of any of the foregoing.
     “Proposal Period” has the meaning set forth in Section 14(d) of this Agreement.
     “Portfolio Management Services” has the meaning set forth in Section 2(b) of this Agreement.
     “PPIP” means the U.S. Government’s Public-Private Investment Program.
     “Purchase Notice” has the meaning set forth in Section 8(g) of this Agreement.
     “REIT” means a “real estate investment trust” as defined under the Code.
     “Renewal Term” has the meaning set forth in Section 14(a) of this Agreement.
     “Rialto” means Rialto Capital Partners, LLC, including its successors and its permitted assigns.
     “Rialto Sub-Advisory Agreement” means the sub-advisory agreement, dated as of the date hereof, among the Manager, the Advisor and Rialto, as may be amended from time to time.
     “Rolling Four Quarters Period” means the most recently completed fiscal quarterly period and three fiscal quarters immediately preceding the most recently completed fiscal quarter.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Services Agreement” means the master services agreement, dated the date hereof, between the Company and Clayton, as may be amended from time to time.
     “Stockholders’ Equity” means:
          (i) the sum of the net proceeds from all issuances of the Company’s equity securities since its inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus
          (ii) the Company’s retained earnings at the end of the most recently completed quarter calculated in accordance with GAAP (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less

          (iii) any amount that the Company pays to repurchase its common stock since inception.
Stockholders’ Equity shall also exclude (a) any unrealized gains, losses or other items that have impacted stockholders’ equity as reported in the Company’s financial statements prepared in accordance with GAAP and (b) one-time events pursuant to changes in GAAP and non-cash items the exclusion of which in each case is recommended by the Manager and approved by a majority of the Company’s Independent Directors.
     “Sub-Advisor Indemnified Party” has the meaning set forth in Section 12(d) of this Agreement.
     “Sub-Advisors” means Greenfield and Rialto, and “Sub-Advisor” means any one of them and any successor in interest to, or permitted assigns of, any of them; provided that, no successor in interest to, or permitted assigns of, any Sub-Advisor (other than an Affiliate thereof to which the relevant Sub-Advisory Agreement has been assigned pursuant to its terms) shall be a Sub-Advisor unless approved by the Advisor acting (in each case) with the consent of the Manager (acting in accordance with Section 3.3(A)(h) of the Manager LLC Agreement). Sub-Advisors shall also include any replacement or additional entity that, at the election of the Advisor acting (in each case) with the consent of the Manager (acting in accordance with Section 3.3(A)(h) of the Manager LLC Agreement) becomes a Sub-Advisor to the Advisor pursuant to a sub-advisory agreement with the Advisor in form and substance substantially similar to the other Sub-Advisory Agreements and not materially more favorable to such Sub-Advisor than such other Sub-Advisory Agreement are to the other Sub-Advisors.
     “Sub-Advisory Agreements” means the Greenfield Sub-Advisory Agreement, the Rialto Sub-Advisory Agreement and any other sub-advisory agreement entered into by the Advisor with the consent of the Manager provided in accordance with the Manager LLC Agreement, as each such agreement may be amended from time to time.
     “Subsidiary” means any partnership, the general partner of which is the Company or any Subsidiary of the Company; any limited liability company, the managing member of which is the Company or any subsidiary of the Company; and any corporation or other entity of which a majority (i) of the voting power of the voting equity securities or (ii) in value of the outstanding equity interests, is owned, directly or indirectly, by the Company or any subsidiary of the Company.
     “Termination Fee” has the meaning set forth in Section 14(b) of this Agreement.
     “Termination Notice” has the meaning set forth in Section 14(a) of this Agreement.
     “Treasury Regulations” means the regulations promulgated under the Code, as in effect from time to time.
     “Valuation Notice” has the meaning set forth in Section 9(d) of this Agreement.
     “Voting Member” has the meaning set forth in Section 8(a) of this Agreement.
     Section 2. Appointment and Duties of the Manager.
          (a) The Company hereby appoints the Manager to manage the assets and day-to-day operations of the Company and the Subsidiaries, subject to the further terms and conditions set forth in this Agreement and to the supervision of, and such further limitations or parameters as may be imposed from time to time by the Board of Directors. The Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The Company’s appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, to waive such exclusivity, and except to the extent that (i) the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties, or (ii) the Manager elects to have any duties performed by the Advisor (and to the extent that the Advisor further causes any of such duties to be performed by the Sub-Advisors, the Consultant or any one of them).
          (b) The Manager, in its capacity as manager of the assets and the day-to-day operations of the Company and the Subsidiaries, at all times will be subject to the supervision and direction of the Company’s Board of Directors and will have only such functions and authority as the Board of Directors may delegate to it, including, without limitation, the functions and authority identified herein and delegated to the Manager hereby, in each case, to the extent agreed to by the Manager. The Manager will be responsible for the day-to-day operations of the Company and the Subsidiaries and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company and the Subsidiaries as may be appropriate, including, without limitation:
          (i) serving as the Company’s and the Subsidiaries’ consultant with respect to periodic reviews of the investment guidelines and other parameters for the Investments, financing activities and operations of the Company and the Subsidiaries, any modifications to which shall be approved by a majority of the Independent Directors (such guidelines as initially so approved being attached hereto as Exhibit A, as the same may be modified with such approval, the “Guidelines”);
          (ii) in conjunction with the Investment Committee and subject to any approval of the Investment Committee required pursuant to this Agreement, investigating, analyzing and selecting possible investment opportunities for the Company or the Subsidiaries and acquiring, financing, retaining, selling, restructuring or disposing of Investments consistent with the Guidelines;
          (iii) with respect to prospective purchases, sales or exchanges of Investments and subject to the Guidelines and any Investment Committee approval required pursuant to this Agreement, conducting negotiations on behalf of the Company and the Subsidiaries with sellers, purchasers, trustees, primary dealers, custodians and brokers and, if applicable, their respective agents and representatives;
          (iv) advising the Company on, and negotiating and entering into on the Company’s behalf, repurchase agreements, resecuritizations, securitizations, warehouse facilities, seller-financing, bank credit facilities (including term loans and revolving facilities), credit finance agreements, agreements relating to borrowings under programs established by the U.S. Government, commercial paper, interest rate swap agreements and other hedging instruments, and all other agreements and instruments required for the Company and the Subsidiaries to conduct their business;
          (v) engaging and supervising, on behalf of the Company and the Subsidiaries and at the Company’s expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, other financial services (including those of FTI SMG, LLC, a Maryland limited liability company, d/b/a The Schonbraun McCann Group), due diligence services, underwriting review services, legal and accounting services (including those of SS&C Technologies, Inc.), and all other services (including transfer agent and registrar services) as may be required relating to the Company’s and the Subsidiaries’ businesses, operations or Investments (or potential investments);
          (vi) together with the Advisor and the Sub-Advisors, as may be applicable, advising on, preparing, negotiating and entering into, on behalf of the Company and the Subsidiaries, applications and agreements relating to programs established by the U.S. Government and/or any agencies thereof;
          (vii) coordinating and managing operations of any joint venture or co-investment vehicle in which the Company or the Subsidiaries hold interests and conducting on behalf of the Company all relationships with the joint venture or co-investment partners (including, without limitation, the Advisor, the Sub-Advisors and the Consultant);
          (viii) obtaining at its own cost executive and administrative personnel, office space and office services required to enable it to render the services to the Company and the Subsidiaries required by this Agreement;
          (ix) administering the day-to-day operations and performing and supervising the performance of such other administrative functions regarding the management of the Company and the Subsidiaries as may be agreed upon by the Manager and the Company’s Board of Directors, including, without limitation, services in respect of any equity incentive plan created by the Company, the collection of revenues and the payment of the debts and obligations of the Company and the Subsidiaries and the maintenance of appropriate computer services to perform such administrative functions;
          (x) communicating on behalf of the Company and the Subsidiaries with the holders of any of their equity or debt securities as required to satisfy the reporting and other requirements of applicable agreements or any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;
          (xi) counseling the Company in connection with policy decisions to be made by the Company’s Board of Directors;
          (xii) evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company and the Subsidiaries, consistent with such strategies as modified from time to time, but always consistent with the Company’s qualification as a REIT and with the Guidelines;
          (xiii) counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;
          (xiv) counseling the Company and the Subsidiaries regarding the maintenance of their exemptions from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause the Company and the Subsidiaries to maintain their exemptions from such status;

          (xv) furnishing reports and statistical and economic research to the Company and the Subsidiaries regarding their activities and regarding the services performed for the Company and the Subsidiaries by the Manager;
          (xvi) assisting the Company in developing criteria for asset purchase commitments that are specifically tailored to the Company’s objectives and strategies and making available to the Company its and its advisors’ knowledge and experience with respect to MBS, mortgage loans, real estate, real estate related securities, other real estate related assets and non real estate related assets;
          (xvii) monitoring the operating performance of Investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to operating performance and budgeted or projected operating results;
          (xviii) investing and reinvesting any moneys and securities of the Company and the Subsidiaries (including investing in short-term Investments pending investment in other Investments, payment of fees, costs and expenses, and payments of dividends or distributions to stockholders and partners of the Company and the Subsidiaries) and advising the Company and the Subsidiaries as to their capital structure and capital raising;
          (xix) causing the Company and the Subsidiaries to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, taxable REIT subsidiaries, and to conduct quarterly compliance reviews with respect thereto;
          (xx) assisting the Company and the Subsidiaries in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;
          (xxi) assisting the Company and the Subsidiaries in complying with all regulatory requirements applicable to them, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by the NYSE;
          (xxii) assisting the Company and the Subsidiaries in taking all necessary action to enable them to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;
          (xxiii) placing, or facilitating the placement of, all orders pursuant to the Manager’s investment determinations, subject to the approval of the Investment Committee, to the extent required, for the Company and the Subsidiaries, either directly with the issuers or through brokers or dealers (including affiliated brokers or dealers), to acquire and dispose of Investments;
          (xxiv) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company and/or the Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager, the Advisor, the Sub-Advisors or any of their respective Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;
          (xxv) using commercially reasonable efforts to cause expenses incurred by the Company and the Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Company’s Board of Directors from time to time;
          (xxvi) representing and making recommendations to the Company and the Subsidiaries in connection with the purchase and financing of, and commitments to purchase and finance, MBS, mortgage loans (including on a portfolio basis), real estate, real estate related securities, other real estate related assets and non real estate related assets, and the sale and commitment to sell such assets;
          (xxvii) advising the Company and the Subsidiaries with respect to and structuring long-term financing vehicles for their portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;
          (xxviii) forming the Investment Committee;
          (xxix) serving as the Company’s and the Subsidiaries’ consultant with respect to decisions regarding any of the Company’s and the Subsidiaries’ financings, hedging activities or borrowings undertaken by the Company and/or the Subsidiaries including (1) assisting the Company and/or the Subsidiaries in developing criteria for debt and equity financing that is specifically tailored to the Company’s and the Subsidiaries’ investment objectives, and (2) advising the Company and the Subsidiaries with respect to obtaining appropriate financing for the Company’s and the Subsidiaries’ Investments;
          (xxx) providing the Company and the Subsidiaries with portfolio management services;
          (xxxi) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s and the Subsidiaries’ business;
          (xxxii) performing such other services as may be required from time to time for management of and other activities relating to the assets and business of the Company and the Subsidiaries as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and
          (xxxiii) using commercially reasonable efforts to cause the Company and the Subsidiaries to comply with all applicable laws.
     Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company and the Subsidiaries with respect to the Investments. Such services will include, but not be limited to: consulting with the Company and the Subsidiaries on the purchase and sale of, and other investment opportunities in connection with, the Company’s portfolio of assets; the collection of information and the submission of reports pertaining to the Company’s assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s portfolio of Investments; acting as a liaison between the Company and the Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company and the Subsidiaries with respect to any activities provided by third parties. Such Monitoring Services will include, but not be limited to: negotiating servicing agreements; acting as a liaison between servicer providers of the assets and the Company and the Subsidiaries; reviewing servicers’ delinquency, foreclosure and other reports on assets; supervising claims filed under any insurance policies; and enforcing the obligation of any servicer to repurchase assets.
          (c) For the period and on the terms and conditions set forth in this Agreement, the Company and each of the Subsidiaries hereby constitutes, appoints and authorizes the Manager (with full power of delegation to other Persons) as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such finance agreements and arrangements and securities repurchase and reverse repurchase agreements and arrangements, brokerage agreements, interest rate swap agreements, “to be announced” forward contracts, agreements relating to borrowings under programs established by the U.S. Government and/or any agencies thereunder and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.
          (d) Subject to Section 2(e), to the extent that the Manager deems necessary or advisable, the Manager may, from time to time, and at the sole cost and expense of the Company, propose to retain and enter into agreements with one or more additional entities for the provision of advisory services to the Manager and the Company in order to enable the Manager to perform its obligations to provide services to the Company and the Subsidiaries as specified by this Agreement; provided that each such retention and agreement, other than the Advisory Agreement between the Manager and the Advisor, and the Services Agreement between the Company and Clayton, in each case entered into on the date hereof, shall be entered into only in a form that shall have been approved by the Company.
          (e) The Manager may enter into agreements with other parties, including its Affiliates or any of the Sub-Advisors or their respective Affiliates, for and on behalf, and, except as otherwise agreed, at the sole cost and expense, of the Company, to provide credit analysis, risk management services, asset management and/or other services to the Company and the Subsidiaries (including, without limitation, Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services of the applicable type to companies that have assets similar in type, quality and value to the assets of the Company and the Subsidiaries; provided that (i) any such agreement entered into with an Affiliate of the Manager shall be (A) on terms no more favorable to such Affiliate than would be obtained from a third party on an arm’s-length basis and (B) to the extent the same do not fall within the parameters of this Agreement or within the provisions of the Guidelines, approved by a majority of the Independent Directors, (ii) with respect to Portfolio Management Services, the Manager shall remain liable for the performance of such Portfolio Management Services, and (iii) with respect to Monitoring Services, any such agreements shall be subject to the prior approval by the Independent Directors of the Company; provided, however, that the Advisory Agreement and the Administrative Services Agreement, each dated the date hereof, between the Manager and the Advisor, the Sub-Advisory Agreements, each dated the date hereof, among the Advisor, the Manager and each of the Sub-Advisors, the Consulting Agreement dated the date hereof, between the Advisor and the Consultant and the Services Agreement between the Company and Clayton, dated the date hereof, are hereby acknowledged and approved by the Company and no further approval of the Company or the Board shall be needed for the execution, delivery and performance of such agreements by the Company, the Manager, the Advisor, the Consultant, Clayton and each Sub-Advisor.

          (f) The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company and the Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, developers, registrars, investment banks, financial advisors, due diligence firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company and the Subsidiaries. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or Affiliates or by the Advisor, the Sub-Advisors, the Consultant or Clayton or by the employees of any of the foregoing or of the Affiliates of any of the foregoing. The Company and the Subsidiaries shall pay or reimburse the Manager or its Affiliates or such other Persons performing such services for the cost thereof; provided that such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis.
          (g) As frequently as the Manager may deem necessary or advisable, or at the direction of the Company’s Board of Directors, the Manager shall, at the sole cost and expense of the Company and the Subsidiaries, prepare, or cause to be prepared, with respect to any Investment, such reports and other information with respect to such Investment as may be reasonably requested by the Company.
          (h) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company and the Subsidiaries, all reports, financial or otherwise, with respect to the Company and the Subsidiaries reasonably required by the Board of Directors in order for the Company and the Subsidiaries to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s and the Subsidiaries’ books of account by a nationally recognized registered independent public accounting firm.
          (i) The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s and the Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Guidelines and policies approved by the Board of Directors.
          (j) Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company to terminate this Agreement pursuant to Section 16 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company and the Subsidiaries pursuant to Section 10 in excess of that contained in any applicable Company Account or otherwise made available by the Company and the Subsidiaries to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company under Section 14(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.
          (k) In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Manager at the Company’s and the Subsidiaries’ sole cost and expense.
          (l) The Manager acknowledges receipt of the Company’s Code of Business Conduct and Ethics and Policy on Insider Trading and Communications Policy (collectively, the “Conduct

Policies”) and the Manager agrees (i) to implement policies and procedures designed to inform employees of the Manager and its Affiliates who provide services to the Company of the Conduct Policies and to ensure that such employees are in substance held to at least the standards of conduct set forth in the Conduct Policies and (ii) to comply with the Conduct Policies in its performance of the services hereunder or such comparable policies as shall in substance hold it to at least the standards of conduct set forth in the Conduct Policies.
     Section 3. Devotion of Time; Additional Activities.
          (a) The Manager and its Affiliates will provide the Company and the Subsidiaries with a management team, including a Chief Financial Officer, Chief Investment Officer and Chief Accounting Officer, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company and the Subsidiaries hereunder, the members of which team shall devote such portion of their time to the management of the Company and the Subsidiaries as may be reasonably necessary and appropriate to enable the Company and the Subsidiaries to operate their business from time to time. None of the officers or employees of the Manager will be dedicated exclusively to the Company and the Subsidiaries.
          (b) Managers, partners, officers, employees, personnel and agents of the Manager or Affiliates of the Manager, the Advisor, the Consultant or any Sub-Advisor may serve as directors, managers, officers, employees, partners, shareholders, members, personnel, agents, nominees or signatories for the Company and/or any Subsidiary to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or the Subsidiaries, such persons shall use their respective titles in the Company or the Subsidiaries.
          (c) Subject to Section 2(d), the Manager is authorized, for and on behalf, and at the sole cost and expense, of the Company and the Subsidiaries, to employ securities dealers for the purchase and sale of Investments as the Manager deems necessary or appropriate, in its sole discretion. All trades will be executed with established securities dealers which are approved by the Manager selected in a manner consistent with best execution. No concessions on prices will be made to any dealer by reason of services or goods provided or offered to be provided to the Manager other than for the benefit of the Company. In addition to the gross dealing price, the Manager will take into account the level of charges, mark up or mark down made by the counterparty and the creditworthiness of the counterparty.
          (d) The Company (including the Board of Directors) agrees to take, or cause to be taken, all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file any registration statement or other document or report on behalf of the Company in a timely manner or to deliver any financial statements or other reports with respect to the Company or any Subsidiary. If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Directors or the Independent Directors, as applicable, then the Manager shall use good faith reasonable efforts to promptly obtain such approval and shall be excused from providing such service (and shall not be in breach of this Agreement for not providing it) until the applicable approval has been obtained.
     Section 4. Agency. The Manager shall act as agent of the Company and the Subsidiaries in making, acquiring, financing and disposing of Investments, disbursing and collecting the funds of the Company and the Subsidiaries, paying the debts and fulfilling the obligations of the Company and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries and handling, prosecuting and settling any claims of or against the Company and the

Subsidiaries, the Board of Directors, holders of the Company’s securities or representatives or assets of the Company and the Subsidiaries. The Manager may appoint subagents to perform any of these functions for the Manager.
     Section 5. Bank Accounts. At the direction of the Board of Directors, the Manager will establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and will collect and deposit funds into any such Company Account or Company Accounts, and may disburse funds from any such Company Account, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.
     Section 6. Records; Confidentiality. The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon reasonable advance notice. The Company acknowledges that all of its officers are also employees of the Manager or of its owners (including Affiliates of the Advisor and the Sub-Advisors) and as such may receive information in connection with their various positions. The Manager shall keep confidential any and all information (including any confidential and non-public information about the Advisor, the Sub-Advisors, the Consultant or their respective Affiliates) obtained in connection with the services rendered under this Agreement and shall not disclose any such information or use the same, except in furtherance of the Manager’s duties under this Agreement, to unaffiliated third parties except: (i) with the prior written consent of the Board of Directors or with respect to confidential and non-public information relating to the Advisor, a Sub-Advisor, the Consultant or their respective Affiliates, with the prior written consent of such party as appropriate; (ii) to the Advisor, any Sub-Advisor, the Consultant, legal counsel, accountants and other professional advisors retained in connection with Company business; (iii) to appraisers, financing sources, partners, shareholders, employees, officers, directors and members of the Manager, the Company and their Affiliates and others in the ordinary course of the Company’s and the Subsidiaries’ business; (iv) to governmental agencies or officials having jurisdiction over the Company or any Subsidiary; (v) in connection with any governmental or regulatory filings of the Company or any Subsidiary, or disclosure or presentations to Company investors; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; (vii) with the written consent of the Company; or (viii) to the extent such information is otherwise publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 6; provided, however that with respect to clauses (iv), (v) and (vi), it is agreed that, so long as not legally prohibited, the Manager will provide the Company with prompt written notice of such order, request or demand so that the Company may seek, at its sole expense, an appropriate protective order and/or waive the Manager’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is required to disclose such information, the Manager may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Manager agrees to exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such information. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.
     Section 7. Obligations of Manager; Restrictions.
          (a) The Manager shall require each seller or transferor of investment assets to the Company and the Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary or appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Investments.

          (b) The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Guidelines, (ii) would adversely and materially affect the status of the Company as a REIT under the Code, (iii) would adversely and materially affect the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act or (iv) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, members, officers, stockholders, managers, personnel, employees and any Person controlling or controlled by the Manager and any Person providing advisory, sub-advisory or consulting services to the Manager shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders, partners or members for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 12 of this Agreement.
          (c) The Board of Directors shall periodically review the Guidelines and the Company’s portfolio of Investments but will not review each proposed investment, except as otherwise provided herein. If a majority of the Independent Directors determine in their periodic review of transactions that a particular transaction does not comply with the Guidelines, then the Independent Directors will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon a statement by the Secretary or any other officer of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed acquisition.
          (d) The Manager shall at all times during the term of this Agreement maintain, at the Company’s expense, “errors and omissions” insurance coverage including insurance coverage of the Investment Committee and Voting Members and other insurance coverage which is customarily carried by asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company and the Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.
     Section 8. Investment Committee.
          (a) The Manager shall cause to be established and maintained from and after the Effective Date an investment committee (the “Investment Committee”) that shall, at all times include (i) the Chief Investment Officer of the Company, (ii) the Company’s Chief Executive Officer, (iii) during the term of each Sub-Advisory Agreement entered into on the date of this Agreement, an Eligible Professional of and designated by each Sub-Advisor, and, (iv) if the Chief Investment Officer of the Company is not an Eligible Professional of the Advisor, a Person that is an Eligible Professional of and designated by the Advisor (each, a “Voting Member”). The Chief Investment Officer of the Company shall be the chairman of the Investment Committee (the “Committee Chairman”). No Designating Party may transfer or assign its right to designate a Voting Member.
          (b) The Manager shall ensure that on the Effective Date each of the Advisor (if the Chief Investment Officer of the Company is not an Eligible Professional of the Advisor) and each Sub-Advisor (each, a “Designating Party”) designates one Eligible Professional of itself to be a Voting Member. The names of the Voting Members on the Effective Date are as set forth in Exhibit B hereto. Any Designating Party may, at any time, subject to the terms of the Advisory Agreement or the relevant Sub-Advisory Agreement, as the case may be, after providing written notice to the Investment Committee and the Manager, replace its designated Voting Member with another Eligible Professional of such

Designating Party, and such replacement shall be effective upon the receipt of such notice by each other Voting Member.
          (c) A Voting Member shall be removed from the Investment Committee if (i) such Voting Member was designated by a Designating Party that is the Advisor (other than the Chief Investment Officer so long as he or she remains in that position) or a Sub-Advisor, the Advisory Agreement or a Sub-Advisory Agreement, as the case may be, of which has been terminated (whether for Cause or for any other reason) or (ii) the Designating Party that designated such Voting Member transfers all of its equity interest in the Manager other than to an Affiliate of such Voting Member.
          (d) The Investment Committee may, at any time, by a unanimous vote of the Voting Members, add non-voting members (each, a “Non-Voting Member”) to the Investment Committee, and each Non-Voting Member shall have no voting rights with respect to the Investment Committee. A Non-Voting Member may be removed at any time by a unanimous vote of the Voting Members of the Investment Committee.
          (e) The Investment Committee shall conduct meetings as often as shall be necessary or appropriate to fulfill its functions under this Agreement, and in any event not less than once each month. Any meeting may be conducted in person or by means of a telephone or video conference. In addition, the Investment Committee shall, not later than the last day of each fiscal quarter, provide the IC Report to the Board of Directors.
          (f) The Investment Committee shall establish, by a unanimous consent or approval of the Voting Members, parameters for acquiring and disposing of assets within the Guidelines (the “Investment Parameters”), which shall be updated by the Investment Committee by unanimous consent or approval from time to time. Any Voting Member may, with the consent of the Committee Chairman but without consulting the Investment Committee, recommend to the Advisor the purchase or the disposal of any asset or the purchase or the disposal of a Co-Investment in any asset that meets all of the applicable Investment Parameters, including, by way of example, that the purchase price of such type of asset does not exceed a certain amount (such amount, with respect to such type of asset, the “Ceiling Amount”), or the disposal price of such type of asset is equal to or greater than a certain amount with respect to the relevant asset (such amount, with respect to such type of asset, the “Disposal Amount”); provided, that the Consultant may, with the consent of the Committee Chairman but without consulting the Investment Committee, recommend to the Advisor the purchase of an asset or a Co-Investment in any asset that meets all of the applicable Investment Parameters, and the Advisor may then purchase or dispose of such asset or Co-Investment in such asset (but will not be required to do so) on behalf of the Company or its Subsidiaries, provided that the Advisor provides each Sub-Advisor and, if the Consultant recommended such asset, the Consultant, with at least 3 business days prior written notice of each such proposed purchase or disposal before becoming bound to purchase or dispose of such asset or Co-Investment. If the Advisor wishes to purchase or dispose of an asset on behalf of the Company or any Voting Member wishes to recommend to the Advisor an asset or Co-Investment for purchase or disposal that fails to meet all of the applicable Investment Parameters or the purchase price of which exceeds the Ceiling Amount or the disposal price of which is less than the Disposal Amount of such asset, or the Consultant wishes to recommend to the Advisor an asset or Co-Investment for purchase that fails to meet all of the applicable Investment Parameters or the purchase price of which exceeds the Ceiling Amount, the Advisor shall only purchase or dispose of such asset or enter into or dispose of such Co-Investment on behalf of the Company if the Voting Members of the Investment Committee approve such recommendation unanimously (including any recommendation by the Advisor). The Advisor shall also consult the Investment Committee regarding any exercise by the Company of any right on the part of the Company or its Subsidiaries to give or withhold consent or approval with respect to any security or loan asset held by the Company or its Subsidiaries where the matter upon which such consent or approval is requested would alter or amend the security or loan in such a manner as would cause it not to be in compliance with the Guidelines.
          (g) Prior to the Advisor purchasing an asset on behalf of the Company, the Advisor shall deliver a notice of its intent to purchase such asset (a “Purchase Notice”) to the Manager, the Advisor, each Sub-Advisor and, if the Consultant recommended such asset, to the Consultant for purposes of making the Co-Investment offer described in this Section 8(g) available to them. Each Purchase Notice shall include sufficient information for the recipient to make the investment decision described in this paragraph. Any Co-Investment shall be subject to satisfactory due diligence and co-investment documentation. If within five business days of delivery of the Purchase Notice relating to an asset or Co-Investment, one or both of the Sub-Advisors notifies the Advisor that it wishes to participate in the purchase of such asset, either on its own behalf or on the behalf of any fund or investment vehicle managed by it or its Affiliates, and/or the Advisor (together with the Sub-Advisors, the “Co-Investing Parties” and each, a “Co-Investing Party”) wishes to participate in the purchase of a Co-Investment, either on its own behalf or on the behalf of any fund or investment vehicle managed by it or its Affiliates, the Advisor shall effect the Company’s purchase of such asset as a Co-Investment and consent to a contemporaneous purchase of the remainder of such asset by the Co-Investing Parties that wish to participate on the basis as mutually agreed among them on a case by case basis; provided that at the time of any such purchases, the Advisor on behalf of the Company or its Subsidiaries and each Co-Investing Party shall execute and deliver any necessary intercreditor agreement or other customary agreements.
          (h) Subject to the last sentence of this subsection (h), if within five business days of delivery of the Purchase Notice relating to an asset or Co-Investment recommended by the Consultant, any of the other Co-Investing Parties (which for the purposes of this Section shall include the Consultant) notifies the Advisor that it wishes to participate in the purchase of such asset, either on its own behalf or on the behalf of any fund or investment vehicle managed by it or its Affiliates, and/or the Advisor wishes to participate in the purchase of a Co-Investment, either on its own behalf or on the behalf of any fund or investment vehicle managed by it or its Affiliates, the Advisor shall effect the Company’s purchase of such asset as a Co-Investment and consent to a contemporaneous purchase of the remainder of such asset by the Co-Investing Parties that wish to participate on the basis as mutually agreed among them on a case by case basis; provided that at the time of any such purchases, the Advisor on behalf of the Company or its Subsidiaries and each Co-Investing Party shall execute and deliver any necessary intercreditor agreement or other customary agreements. Notwithstanding the provisions of Section 8(g) or this Section 8(h), the Advisor shall not be required to deliver any Purchase Notice to the Advisor, any Sub-Advisor and, if the Consultant recommended such asset, the Consultant, and the Advisor, the Sub-Advisors and the Consultant, if applicable, shall not have any Co-Investment rights with respect to an asset if the Advisor determines in its sole discretion that there is not a sufficient amount of such asset available to allow for Co-Investment or that it would not be practicable to offer any Co-Investment rights to the Advisor, the Sub-Advisors and, if applicable, the Consultant.
          (i) The Investment Committee shall define the servicing criteria to be utilized by servicing providers with respect to foreclosures on collateral underlying the Company’s assets (to the extent the Company has the right to impose servicing criteria pursuant to the terms governing such collateral).
          (j) The Investment Committee shall establish as soon as practical after the date hereof (but in any event before any asset is acquired by the Advisor on behalf of the Company or any of its Subsidiaries) the Investment Parameters (which may include, among other parameters, purchase and disposal prices for assets depending on the type thereof, financing terms related thereto and the types and amounts of assets to be acquired) and shall continuously monitor, review and supervise the Company’s investment program, portfolio of assets and compliance with the Guidelines and the Investment Parameters. If the Investment Committee determines at any time that any adjustment to the Guidelines, Investment Parameters, investment procedures or any of the Manager’s other functions is necessary, the Manager shall implement such adjustment to the extent permissible under this Agreement and any other related agreement. Any change to the Guidelines is subject to approval by a majority of the Independent Directors as required by Section 2(b)(i) of this Agreement.
     Section 9. Compensation.
          (a) During the Initial Term and any Renewal Term, the Company shall pay the Manager a management fee equal to 1.50% of the Stockholders’ Equity per annum (the “Management Fee”), calculated and payable in cash quarterly in arrears commencing with the quarter in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect). The Management Fee is payable independent of, and irrespective of, the performance of the Company’s Investments. The Management Fee payable in respect of the Stockholders’ Equity that is allocable to the Company’s (or the Subsidiaries’) interests in the Legacy Securities PPIF (the “Company PPIF Interests”) will be reduced (but not below zero) so that the sum of such Management Fee plus the allocable share of any management fee payable by the Legacy Securities PPIF to its designated investment manager that is allocable to the Company PPIF Interests will not exceed 1.50% per annum of the Company’s Stockholders’ Equity that is allocable to the Company PPIF Interests.
          (b) During the Initial Term and any Renewal Term, the Company shall pay the Manager quarterly in arrears the Incentive Fee, commencing with the quarter in which this Agreement is executed. Each installment of the Incentive Fee shall be payable as follows:
          (i) fifty percent (50%) of the Incentive Fee will be payable in shares of the Company’s common stock; provided, however, the percentage of the Incentive Fee payable in shares of the Company’s common stock is subject to the following: (1) the ownership of such shares by the Manager does not violate the limit on ownership of the Company’s common stock set forth in the Company’s Governing Instruments, after giving effect to any waiver from such limit that the Board of Directors may grant to the Manager in the future, (2) the Company’s issuance of such shares to the Manager complies with all applicable restrictions under U.S. federal securities laws and the rules of the NYSE, and (3) such shares shall be subject to a separate agreement between the Company and the Manager as shall be mutually agreed by the Company and the Manager (acting with the approval of the Members), which shall set forth the contractual rights and obligations with respect to registration of such shares by the Company pursuant to the Securities Act at any time and/or from time to time including demand and piggyback registration rights as specified therein; and
          (ii) the remainder will be payable in cash.
          (c) The number of shares of the Company’s common stock payable as the Incentive Fee to be issued to the Manager will be equal to the dollar amount of the portion of the quarterly installment of the Incentive Fee payable in shares of the Company’s common stock divided by a value determined as follows:
          (i) if the Company’s common stock is traded on a securities exchange, the value shall be deemed to be the average of the closing prices of such common stock on such exchange on the five business days prior to the date on which the quarterly installment of the Incentive Fee is paid;
          (ii) if the Company’s common stock is not traded on a securities exchange but is actively traded over-the-counter, the value shall be deemed to be the average of the closing bids or sales prices, as applicable, on the five business days prior to the date on which the quarterly installment of the Incentive Fee is paid; and

          (iii) if the Company’s common stock is neither traded on a securities exchange nor actively traded over-the-counter, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Directors (including a majority of the Independent Directors) of the Company.
          (d) If at any time the Manager shall, in connection with a determination of the value of the Company’s common stock made by the Board of Directors pursuant to Section 9(c)(iii) hereof, (i) dispute such determination in good faith by more than five percent (5%), and (ii) such dispute cannot be resolved between the Independent Directors and the Manager within ten (10) business days after the Manager provides written notice to the Company of such dispute (the “Valuation Notice”), then the matter shall be resolved by an independent appraiser of recognized standing selected jointly by the Independent Directors and the Manager within not more than twenty (20) days after the Valuation Notice. In the event the Independent Directors and the Manager cannot agree with respect to such selection within the aforesaid twenty (20) day time-frame, the Independent Directors shall select one such independent appraiser and the Manager shall select one independent appraiser within five (5) business days after the expiration of the twenty (20) day period, with one additional such appraiser (the “Last Appraiser”) to be selected by the appraisers so designated within five (5) business days after their selection. Any valuation decision made by the Last Appraiser shall be deemed final and binding upon the Board of Directors and the Manager and shall be delivered to the Manager and the Board of Directors within not more than fifteen (15) days after the selection of the Last Appraiser. The expenses of the appraisal shall be paid by the party with the estimate which deviated the furthest from the final valuation decision made by the independent appraisers.
          (e) The Manager shall compute each installment of the Management Fee and the Incentive Fee within 30 days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate each such installment shall promptly be delivered to the Advisor, each Sub-Advisor and the Consultant. A copy of the computations made by the Manager to calculate each such installment shall thereafter, for informational purposes only and subject in any event to Section 14 of this Agreement, promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Management Fee and the Incentive Fee (if any) shown therein shall be due and payable in the manner described in Section 14(d) no later than the date which is five business days after the date of delivery to the Board of Directors of such computations.
          (f) As an additional component of the Manager’s compensation, the Company may in the future issue stock-based compensation under the Company’s equity incentive plan to the Manager (for allocation to its Members pro rata in accordance with their respective Percentage Interests).
          (g) The Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 14 of this Agreement.
          (h) The Company shall not be responsible for the payment of any Management Fees charged by the Advisor, the Consultant or any Sub-Advisor and such fees shall instead be paid by the Manager or the Advisor, as applicable.
     Section 10. Expenses of the Company.
          (a) The Company shall pay all of its own expenses and the Company shall reimburse the Manager for documented expenses of the Manager (including equivalent expenses of the Advisor, and the Sub-Advisors and the Consultant) incurred on the Company’s behalf (including reimbursable amounts described in Section 5.4 of the Manager LLC Agreement) (collectively, the “Expenses”) excepting only those expenses that are specifically the responsibility of the Manager pursuant to, and as specifically set forth in, Section 2 of this Agreement and any Management Fees or Incentive Fees to be paid by the Manager to or with respect to the Advisor, the Consultant or the Sub-Advisors. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company or any Subsidiary shall be borne by the Company and shall not be borne by the Manager, the Advisor, any Sub-Advisor, the Consultant or their respective Affiliates:
          (i) costs and expenses associated with the issuance, and transaction costs incident to the acquisition, disposition and financing of, Investments;
          (ii) costs of legal, tax, accounting, third party administrators for the establishment and maintenance of the books and records, consulting, auditing, administrative and other similar services rendered for the Company and the Subsidiaries by providers retained by the Manager, the Advisor, the Sub-Advisors or the Consultant or, if provided by the Manager’s, the Advisor’s, the Sub-Advisors’ or the Consultant’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;
          (iii) the compensation and expenses of the Company’s directors and the cost of liability insurance to indemnify the Company’s directors and officers and the members of the Investment Committee;
          (iv) costs associated with (1) the establishment and maintenance of any of the Company’s or any Subsidiary’s repurchase agreements, resecuritizations, securitizations, warehouse facilities, seller financing, bank credit facilities (including term loans and revolving facilities) or other indebtedness of the Company or any Subsidiary (including commitment fees, investment banking or brokerage fees, accounting fees, legal fees, closing and other similar costs) or (2) any of the Company’s or any Subsidiary’s securities offerings;
          (v) expenses connected with communications to holders of the Company’s or any Subsidiary’s securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission and/or any exchange, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, and costs of preparing, printing and mailing and/or transmitting the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the Company’s stockholders;
          (vi) costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used by the Company and/or the Subsidiaries;
          (vii) expenses incurred by managers, officers, personnel and agents of the Manager, the Advisor, the Sub-Advisors or the Consultant for travel on the Company’s behalf and other out-of-pocket expenses incurred by them in connection with the purchase, financing, refinancing, sale or other disposition of an Investment or establishment and maintenance of any of the Company’s or any Subsidiary’s repurchase agreements, resecuritizations, securitizations, warehouse facilities, seller financing, bank credit facilities (including term loans and revolving facilities) and borrowings under programs established by the U.S. Government or any of their securities offerings;

          (viii) costs and expenses incurred by the Manager, the Advisor, the Sub-Advisors or the Consultant, with respect to market information systems and publications, research publications and similar materials used exclusively or primarily on behalf of the Company, and settlement, clearing and custodial fees and expenses;
          (ix) compensation and expenses of the Company’s custodian and transfer agent, if any;
          (x) the costs of maintaining compliance with all U.S. federal, state and local rules and regulations or those of any other regulatory agency;
          (xi) all taxes and license and other regulatory fees and charges;
          (xii) all insurance costs incurred in connection with the operation of the Company’s and the Subsidiaries’ business (including with respect to the Investment Committee and the Voting Members), except for the costs attributable to the insurance that the Manager elects to carry for itself and its personnel;
          (xiii) costs and expenses incurred in contracting with third parties, including Affiliates of the Manager, the Advisor, the Sub-Advisors and the Consultant, for the due diligence, pricing, servicing, surveillance and special servicing of the assets of the Company and the Subsidiaries;
          (xiv) all other costs and expenses relating to the Company’s and the Subsidiaries’ business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, leasing, developing and disposing of investments, including appraisal, reporting, audit and legal fees;
          (xv) expenses in connection with the application for, and participation in, programs established by the U.S. Government;
          (xvi) expenses relating to any office(s) or office facilities, including, but not limited to disaster backup recovery sites and facilities, maintained for the Company and the Subsidiaries or Investments separate from the office or offices of the Manager;
          (xvii) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company’s or any Subsidiary’s securities, including, without limitation, in connection with any dividend reinvestment plan;
          (xviii) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director, partner, member or officer of the Company or of any Subsidiary, the Manager, the Advisor, the Sub-Advisor, the Consultant and/or their respective Affiliates in his, her or its capacity as such for which the Company or any Subsidiary is required to indemnify such Person by any court or governmental agency or otherwise;
          (xix) expenses relating to fees incurred pursuant to the Administrative Services Agreement;
          (xx) expenses associated with securities offerings by the Company; and

          (xxi) all other expenses actually incurred by the Manager, the Advisor, the Sub-Advisors and the Consultant (except as described below) which are reasonably necessary for the performance by the Manager (directly or through the Advisor, the Sub-Advisors, the Consultant or any of their respective Affiliates pursuant to the Advisory Agreements, the Sub-Advisory Agreements and the Consulting Agreement, respectively) of its duties and functions under this Agreement.
          (b) To the extent specified in Section 2(f) of this Agreement and subject to the following sentence, the Company shall pay or reimburse the Manager, the Advisor, the Sub-Advisors, the Consultant and/or their Affiliates for costs of the personnel of the Manager, the Advisor, the Sub-Advisors, the Consultant and their respective Affiliates who, directly or indirectly, provide services to the Company under this Agreement, the Advisory Agreement, the Sub-Advisory Agreements and the Consulting Agreement. The Company shall not otherwise be responsible for the compensation paid by the Manager or its Affiliates to their personnel, except for (i) the allocable share of the compensation of consultants retained by AllianceBernstein or its Affiliates to provide in-house legal and accounting resources to the Company, based upon the time they spend on the Company’s affairs and (ii) with respect to the Chief Financial Officer retained by the Manager that is dedicated exclusively to the Company.
          (c) The Company will be required to pay all of the rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates (including the Advisor) required for the operations of the Company and the Subsidiaries.
          (d) The Manager may, at its option, elect not to seek reimbursement for certain expenses (which shall not include expenses that are reimbursable, directly or indirectly, to the Advisor, the Sub-Advisors or the Consultant) during a given quarterly period, which determination shall not be deemed to constitute a waiver of reimbursement for similar expenses in future periods. In the event that the Initial Public Offering is consummated, promptly after the Company receives the proceeds of that offering, the Company will reimburse the Manager, the Manager’s Affiliates (including the Advisor), the Sub-Advisors and the Consultant for all organizational, formation and offering costs they and their respective Affiliates have incurred on behalf of the Company.
          (e) The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.
     Section 11. Calculations of Expenses. The Manager shall prepare a statement documenting the Expenses during each fiscal quarter and shall deliver such statement to the Company within 30 days after the end of each fiscal quarter. A copy of such statements shall be concurrently delivered to the Sub-Advisors and the Consultant. Expenses shall be reimbursed by the Company to the Manager, the Advisor, each Sub-Advisor and the Consultant not later than the fifth business day immediately following the date of delivery of such statement; provided, however, that such reimbursements (excluding amounts relating to reimbursement of the Sub-Advisors or the Consultant) may be offset by the Manager against amounts due to the Company and the Subsidiaries. The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement. Upon receipt by the Company of instructions by the Manager (which may consist of standing instructions until revoked) to make payment of Expenses directly to any Sub-Advisor or the Consultant, the Company shall effect payment of such expenses directly.
     Section 12. Limits of the Manager’s Responsibility; Indemnification.

          (a) The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager, the Advisor, the Consultant, the Sub-Advisors and their respective officers, stockholders, members, managers, partners, personnel, directors, any Person controlling or controlled by or under common control with the Manager or any Person providing advisory, sub-advisory or consulting services to the Manager and any Affiliates of any of the foregoing and their respective officers, stockholders, members, managers, partners, personnel, directors, and agents (including the Voting Members) and any Person who was any of the foregoing at any time during the term of this Agreement will not be liable to the Company or any Subsidiary or to any of their members, stockholders or partners or the Company’s Board of Directors for any acts or omissions by any such Person (including, without limitation, trade errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process), performed pursuant to or in accordance with this Agreement, the Advisory Agreement, any Sub-Advisory Agreement or the Consulting Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of the duties of the Manager, the Advisor, the Consultant and the Sub-Advisors under this Agreement, the Advisory Agreement, any Sub-Advisory Agreement or the Consulting Agreement (as the case may be), as determined by a final non-appealable order of a court of competent jurisdiction.
          (b) The Company shall, to the fullest extent lawful, reimburse, indemnify and hold harmless the Manager and its Affiliates, and their respective officers, stockholders, members, managers, directors, personnel and any Person controlling or controlled by or under common control with the Manager and any Person who was any of the foregoing at any time during the term of this Agreement (each, a “Manager Indemnified Party”), for and in respect of any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Manager Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting the Manager Indemnified Party’s bad faith, gross negligence, willful misconduct or reckless disregard of the Manager’s duties under this Agreement.
          (c) The Company shall, to the fullest extent lawful, reimburse, indemnify and hold harmless the Advisor and its Affiliates, and their respective officers, stockholders, members, managers, directors, personnel and any Person controlling or controlled by or under common control with the Advisor (including its Voting Member) and any Person who was any of the foregoing at any time during the term of this Agreement (each, an “Advisor Indemnified Party”), for and in respect of any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Advisor Indemnified Party made in good faith in the performance of the Advisor’s duties under the Advisory Agreement and not constituting the Advisor Indemnified Party’s bad faith, gross negligence, willful misconduct or reckless disregard of the Advisor’s duties under the Advisory Agreement.
          (d) The Company shall, to the fullest extent lawful, reimburse, indemnify and hold harmless each Sub-Advisor and its respective Affiliates, and their respective officers, stockholders, members, managers, directors, personnel and any Person controlling or controlled by or under common control with each Sub-Advisor and any Affiliate of any of the foregoing (including their respective Voting Members) and any Person who was any of the foregoing at any time during the term of this Agreement (each, a “Sub-Advisor Indemnified Party”), for and in respect of any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of any Sub-Advisor Indemnified Party made in good faith in the performance of such Sub-Advisor’s duties under the relevant Sub-Advisory Agreement and not constituting the Sub-Advisor Indemnified Party’s bad faith, gross negligence, willful misconduct or reckless disregard of the Sub-Advisor’s duties under the relevant Sub-Advisory Agreement.
          (e) The Company shall, to the fullest extent lawful, reimburse, indemnify and hold harmless the Consultant and its Affiliates, and their respective officers, stockholders, members, managers, directors, personnel and any Person controlling or controlled by or under common control with the Consultant and any Person who was any of the foregoing at any time during the term of this Agreement (each, a “Consultant Indemnified Party”), for and in respect of any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Consultant Indemnified Party made in good faith in the performance of the Consultant’s duties under the Consulting Agreement and not constituting the Consultant Indemnified Party’s bad faith, gross negligence, willful misconduct or reckless disregard of the Consultant’s duties under the Consulting Agreement.
          (f) The Manager shall, to the fullest extent lawful, reimburse, indemnify and hold the Company (or any Subsidiary), its and their directors and officers, personnel, agents and each other Person, if any, controlling or controlled by or under common control with the Company and any Person who was any of the foregoing at any time during the term of this Agreement (each, a “Company Indemnified Party” and, together with each Manager Indemnified Party, each Advisor Indemnified Party, each Sub-Advisor Indemnified Party and each Consultant Indemnified Party, each, an “Indemnitee”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from acts of the Manager constituting bad faith, gross negligence, willful misconduct or reckless disregard of its duties under this Agreement or any claims by the Manager’s personnel relating to the terms and conditions of their employment by the Manager.
          (g) Each Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor acknowledges its obligation to indemnify the Indemnitee and notifies the Indemnitee of its election to assume such defense and settlement within 30 days after the Indemnitee gives the Indemnitor notice of the claim. In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made, without the Indemnitor’s prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action with its own counsel and at its own expense. The Indemnitor shall not, without the prior written consent of an Indemnitee, consent to entry of judgment or effect any settlement of any claim pending or threatened proceeding in respect of which such Indemnitee is or could have been a party and indemnity could have been sought hereunder by such Indemnitee, unless such judgment or settlement includes an unconditional release of such Indemnitee from all liability arising out of such claim or proceeding and does not include any statement of admission of fault, culpability or failure to act by or on behalf of such Indemnitee.
          (h) The Company hereby acknowledges that certain Indemnitees affiliated with the Advisor, the Sub-Advisors and/or the Consultant may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Advisor, the Sub-Advisors or the Consultant, as applicable, or certain of their respective Affiliates (collectively, the “Institutional Indemnitors”). The

Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to an Indemnitee are primary and any obligation of the Institutional Indemnitors or other Person to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by an Indemnitee in accordance with this Section 12 without regard to any rights such Indemnitee may have against the Institutional Indemnitors or otherwise and (iii) that it irrevocably waives, relinquishes and releases the Institutional Indemnitors from any and all claims or rights against the Institutional Indemnitors for contribution, subrogation or any other recovery or payment of any kind in respect thereof. The Company further agrees that no advancement or payment by the Institutional Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company shall affect the foregoing, and the Institutional Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of an Indemnitee against the Company.
          (i) The provisions of this Section 12 shall survive the expiration or earlier termination of this Agreement.
     Section 13. No Joint Venture. Nothing in this Agreement shall be construed to make the Manager or any Subsidiary, on the one hand, and the Manager, the Advisor, the Consultant, any Sub-Advisor or any Affiliate of the any of them, on the other hand, partners or joint venturers or impose any liability as such on either of them.
     Section 14. Term; Termination.
          (a) This Agreement shall be in effect until the third anniversary of the date hereof (the “Initial Term”) and shall be automatically renewed for a one-year term each anniversary date thereafter (a “Renewal Term”) unless at least two-thirds of the Independent Directors agree that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company and the Subsidiaries (which has remained uncured for 60 days after written notice by the Independent Directors thereof) or (ii) the compensation payable to the Manager hereunder is unfair; provided that the Company shall not have the right to terminate this Agreement under clause (ii) above if the Manager agrees to continue to provide the services under this Agreement at a reduced fee that at least two-thirds of the Independent Directors determine to be fair pursuant to the procedure set forth below. The Company may exercise the foregoing option to elect not to renew this agreement upon the expiration of the Initial Term or any Renewal Term if it, or the Independent Directors, give 180 days’ prior written notice of the non-renewal to the Manager (the “Termination Notice”) only for the reasons described in clauses (i) and (ii) above, and if the Company so elects to issue the Termination Notice, the Company shall be obligated to (i) specify the reason for non-renewal in the Termination Notice and (ii) pay the Manager the Termination Fee before or on the last day of the last term of this Agreement (whether that is the Initial Term or a Renewal Term) (the “Effective Termination Date”); provided, however, that, in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than 60 days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the Company (represented by the Independent Directors) and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement. If the Manager (acting in accordance with the Manager LLC Agreement) and more than two-thirds of the Independent Directors agree to the terms of the revised compensation to be payable to the Manager within 60 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager hereunder shall be revised in accordance with the agreement of the parties to this Agreement. The Company and the Manager (acting in accordance with the Manager LLC Agreement) agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding the same. In the event that the Company and the Manager are unable to agree during the 60 day period to the terms of the revised compensation to be payable to the Manager, this Agreement shall terminate on the Effective Termination Date originally set forth in the Termination Notice.
          (b) In recognition of the level of the upfront effort required by the Manager to structure and acquire assets for the Company and the Subsidiaries and the commitment of resources by the Manager, in the event that this Agreement is terminated in accordance with the provisions of Section 14(a) of this Agreement, unless terminated pursuant to Section 15(a) or for cause pursuant to Section 16(a), the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to three times the sum of (i) the average annual Management Fee plus (ii) the average annual Incentive Fee, earned by the Manager during the 24-month period immediately preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.
          (c) No later than 180 days prior to the expiration of the Initial Term or any Renewal Term, the Manager (acting in accordance with Section 3.3 of the Manager LLC Agreement) may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 14(c).
          (d) Upon the receipt of any written notice from AllianceBernstein (or an Affiliate thereof that is then the Advisor) to the Manager of the Advisor’s intention to terminate the Advisory Agreement, the Company agrees with the Manager that the Manager will have the right, prior to the effective date of AllianceBernstein or its Affiliates ceasing to be the Advisor under the Advisory Agreement but within 90 days of the receipt of such notice terminating the Advisory Agreement (the “Proposal Period”), to submit to the Company a written proposal for a continuation as the Manager by the existing Manager (after giving effect to the termination of such Advisor) or by a replacement Manager established by all of the existing Manager’s Members (other than any Member that is AllianceBernstein or an Affiliate thereof) or any such lesser number of Members thereof that desire to support such proposal (each such proposal, a “Manager Successorship Proposal”) (or (in each case) any Affiliates thereof). The Company agrees that any Manager Successorship Proposal received by it within the Proposal Period will be referred (on an exclusive basis and prior to the Company or its representatives soliciting or negotiating with any third party replacement Manager) to the Company’s Independent Directors for a determination of approval or non-approval and that if a Manager Successorship Proposal is approved by the Independent Directors, then the Company shall implement such Manager Successorship Proposal and shall not send the written termination notice to the Manager pursuant to Section 16(a)(viii) if such approved Manager Successorship Proposal was based on a continuation of the existing Manager (after giving effect to the termination of the Advisor). The parties hereto acknowledge that no provision hereof shall obligate the Company to approve or implement any particular Manager Successorship Proposal and that any determination by the Independent Directors shall be within their sole control and not the control by either party hereto.
          (e) If this Agreement is terminated pursuant to Section 14, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 6, 9,

10, 12, 14(b), 16(b), and 17 of this Agreement. In addition, Sections 12 and 24 of this Agreement shall survive termination of this Agreement.
     Section 15. Assignment.
          (a) Except as set forth in Section 15(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors; provided, however, that no such consent shall be required in the case of an assignment by the Manager to an Affiliate (as defined in clause (i) of the definition of “Affiliate”) of AllianceBernstein or to a successor by merger, consolidation, purchase of assets or other similar business combination, provided further, however, that any such assignment shall be subject to any prior approvals required under Section 3.3 of the Manager LLC Agreement. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager (acting in accordance with Section 3.3 of the Manager LLC Agreement), except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company, in which case such successor organization shall assume and be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.
          (b) Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under Sections 2(b) through 2(i) or any other provision of this Agreement to any of its Affiliates or to the Advisor or its Affiliates or any Sub-Advisor or its Affiliates (which in turn, may subcontract or assign particular aspects of its responsibilities to any of the Sub-Advisors or their Affiliates), and the Company hereby consents to any such assignment and subcontracting, provided, however, that the Manager provides prior written notice to the Company for informational purposes only. In addition, the Manager may assign this Agreement, in whole or in part, to any of its Affiliates (as defined in clause (i) of the definition of “Affiliate”) or to the Advisor without the approval of the Company’s Independent Directors if such assignment does not require the Company’s approval under the Investment Advisers Act of 1940, as amended subject to the limitations provided in the Manager LLC Agreement.
     Section 16. Termination for Cause.
          (a) The Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Company to the Manager, without payment by the Company of any Termination Fee, if (i) the Manager, its agents or its assignees materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if the Manager takes material steps to cure such breach within 30 days of the written notice), (ii) the Manager knowingly engages in any act of fraud, misappropriation of funds, or embezzlement against the Company or any Subsidiary, (iii) a Bankruptcy of the Manager occurs, (iv) there is a dissolution of the Manager, (v) the Manager or any of its officers or directors commits a material violation of any securities laws or regulations promulgated thereunder, or any other regulations applicable to the Manager’s business, and such violation or the consequences of such violation has or will have a material adverse effect on the Manager’s ability to perform its obligations hereunder, (vi) the Manager acts, or fails to act, in a manner constituting gross negligence in the performance of its duties under this Agreement, (vii) the Manager or any of its officers or directors is convicted of a felony

(including a plea of nolo contendere), or (viii) a majority of the Interests (or any other voting interests of the Manager) of the Manager ceases to be owned by AllianceBernstein or any of its Affiliates (a “Change of Control”) and at least a majority of the Company’s Independent Directors determine that such Change of Control of the Manager would materially adversely affect the Company’s business; provided a Change of Control shall not be considered to have occurred as a result of any restructuring, merger or acquisition with respect to AllianceBernstein or its Affiliates (other than the Manager) other than a restructuring, merger or acquisition effectuated to achieve a Change of Control of the Manager.
          (b) The Manager (acting in accordance with Section 3.3 of the Manager LLC Agreement) may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 16(b).
          (c) The Manager (acting in accordance with Section 3.3 of the Manager LLC Agreement) may terminate this Agreement, without payment of any Termination Fee, in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.
     Section 17. Action Upon Termination. From and after the effective date of termination of this Agreement pursuant to Sections 14 or 16 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 14(a) or 16(b), the applicable Termination Fee. Upon such termination, the Manager shall forthwith:
          (i) after deducting any accrued compensation and reimbursement for Expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;
          (ii) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and
          (iii) deliver to the Person designated by the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.
     Section 18. Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time but in no event later than 30 days following such request. The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors or the Company’s or a Subsidiary’s stockholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 18 other than if it acts in a way that constitutes bad faith, willful misconduct, gross negligence or reckless disregard of its duties hereunder. The Company and each Subsidiary shall indemnify the Manager and its officers, directors, personnel, managers, agents and officers against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise as a result of the Manager’s release of such money or other property to the Company or such Subsidiary in accordance with the terms of this Section 18 other than if it acts in a way that constitutes bad faith, willful misconduct, gross negligence or reckless disregard of its duties hereunder. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 12 of this Agreement.
     Section 19. Representations and Warranties.
          (a) The Company hereby represents and warrants to the Manager as follows:
          (i) The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland, has the corporate power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged or currently contemplates being involved and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company.
          (ii) The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement and the terms and conditions hereof and the execution, delivery and performance of this Agreement and performance of all obligations required hereunder. No consent of any other Person, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and performance by the Company of all its obligations hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.
          (iii) The execution, delivery and performance by the Company of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

          (iv) The Company has, and will, maintain or cause to be maintained, custody of its assets in compliance with applicable law.
          (b) The Manager hereby represents and warrants to the Company as follows:
          (i) The Manager is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority and the legal right to own and operate its assets, to lease the property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager.
          (ii) The Manager has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary limited liability company action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance by the Manager of this Agreement and all its obligations hereunder. No consent of any other Person, including members and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and the performance by the Manager of all its obligations hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.
          (iii) The execution, delivery and performance by the Manager of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Instruments of, or any securities issued by, the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.
     Section 20. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:
          (a) If to the Company:

Foursquare Capital Corp.
1345 Avenue of the Americas
New York, New York 10105
Attention: Chief Executive Officer
Facsimile No. (212) 969-1334
          (b) If to the Manager:
Foursquare Capital Management, LLC
1345 Avenue of the Americas
New York, New York 10105
Attention: Chief Executive Officer
Facsimile No. (212) 969-1334
          with (in each case) a copy to:
Clifford Chance US LLP
31 W 52nd Street
New York, NY 10019
Attention: Steven T. Kolyer, Esq.
Facsimile No. (212) 878-8376
     Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 20 for the giving of notice.
     Section 21. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.
     Section 22. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.
     Section 23. Amendments. Neither this Agreement, nor the terms hereof, may be modified, amended or supplemented other than by an agreement in writing signed by each of the Company and the Manager (acting in accordance with the Manager LLC Agreement).
     Section 24. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANY OTHER JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION, PROCEEDING OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

     Section 25. WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 26. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     Section 27. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.
     Section 28. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
     Section 29. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 30. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
     Section 31. Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement.
     Section 32. No Third Party Rights. This Agreement is intended solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto; provided that (i) each of the Advisor, each Sub-Advisor and the Consultant shall be a third party beneficiary with respect to all provisions of this Agreement relating to such third party beneficiary or for such third party beneficiary’s benefit, including, without limitation, Sections 6, 7(d), 8, 9(c), 9(d), 10, 11, 12, 14 and 15 of this Agreement, and shall have all the benefits and rights conferred to it thereunder and such provisions are for the benefit of, and may be asserted and enforced by, each such third party beneficiary and (ii) each Indemnitee (other than the Company and the Manager) shall be a third party beneficiary with respect to Section 12 of this Agreement and shall have all the benefits and rights conferred to it thereunder.

     Section 33. Approvals and Consents Under Manager LLC Agreement. Notwithstanding the failure to appropriately so note in any provision or section of this Agreement, any acts, actions, decisions, expenses, consents and/or approvals to be made, incurred, or taken by the Manager pursuant to this Agreement are subject to the limitations and the first obtaining of any applicable consents and/or approvals set forth in Section 3.3 of the Manager LLC Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FOURSQUARE CAPITAL CORP.
By:
Name:
Title:

FOURSQUARE CAPITAL MANAGEMENT, LLC
By:
Name:
Title:

EXHIBIT A
INVESTMENT GUIDELINES
•	No investment or other transaction shall be made that would cause the Company to fail to qualify as a REIT for U.S. federal income tax purposes;
•	No investment or other transaction shall be made that would cause the Company to be regulated as an investment company under the Investment Company Act;
•	The Company’s investments will be in its target assets classes which are commercial mortgage-backed securities, residential mortgage-backed securities (“RMBS”), commercial and residential mortgage loans, other classes of asset-backed securities (which are debt and equity tranches of securitizations backed by small-balance commercial mortgages, aircraft, automobiles, credit cards, equipment, manufactured housing, franchises, recreational vehicles or student loans) and securities (common stock, preferred stock and debt) of other real estate related entities and non-real estate related asset-backed securities and secured and unsecured corporate debt (RMBS will include both securities that are not issued or guaranteed by a U.S. government agency or federally chartered corporation and securities that are so issued or guaranteed (“Agency RMBS”)); and
•	Until appropriate investments can be identified or until the Company receives capital calls from the Legacy Securities PPIF, the Manager may invest the Company’s assets in interest-bearing short-term investments, including money market accounts and/or funds, and liquid Agency RMBS, in each case that are consistent with the Company’s intention to qualify as a REIT.

EXHIBIT B
INITIAL MEMBERS OF THE INVESTMENT COMMITTEE

Designating Party	Voting Member
AllianceBernstein	CIO of Company[1]

Greenfield	Eugene A. Gorab

Rialto	Jeff Krasnoff

N/A	Chief Executive Officer

[1]	Provided that if, at any time, the CIO of the Company is not an Eligible Professional of AllianceBernstein, Alliance Bernstein, in its capacity as Advisor, shall appoint an Eligible Professional of AllianceBernstein to be a Voting Member of the Investment Committee.